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                                     [LETTERHEAD]

                                                 August 5, 1996


Cosmetic Group U.S.A., Inc.
11312 Penrose Street
Sun Valley, California 91352

Re:  Registration Statement on Form S-3
     File No. 333-06277

Gentlemen:

We have acted as counsel for Cosmetic Group U.S.A., Inc. (the "Company") in connection with the initial distribution of 600,000 shares of Common Stock and Warrants to purchase 774,732 shares of Common Stock at exercise prices ranging between $3.75 per share to $1.95 per share. The Company has filed a Registration Statement on Form S-3, File No. 33-36277 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to a shelf registration of an aggregate of 1,374,732 shares of the Company's Common Stock which are being offered from time to time by certain selling shareholders (the "Selling Shareholders"). The 1,374,732 shares being registered consist of 600,000 currently outstanding shares of Common Stock and 774,732 shares of Common Stock issuable upon the exercise of outstanding Warrants into such 774,732 shares of Common Stock.

In giving this opinion, we have reviewed the Company's articles of incorporation, by-laws and corporate proceedings, the Registration Statement, and such other documents and certificates of officers of the Company with respect to the factual matters contained therein as we have felt necessary or appropriate in order to render the opinions expressed herein. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to original documents of all documents presented to us as copies thereof and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.



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Cosmetic Group, U.S.A., Inc.
August 5, 1996
Page 2


Based upon the foregoing, we are of the opinion that:

1. The issuance of the currently outstanding 600,000 shares of Common Stock has been duly authorized by the Board of Directors of the Company, and such shares are legally issued, fully paid and non-assessable.

2. The issuance of the currently outstanding Warrants has been duly authorized by the Board of Directors of the Company, and the Warrants constitute legal, valid and binding obligations of the Company, and are enforceable against the Company in accordance with their terms, except (i) as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer moratorium or other similar laws relating to of limiting creditors' rights generally and by general principles or equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and (ii) to the extent that rights to indemnity and contribution thereunder may be limited under applicable laws.

3. The 774,732 shares of Common Stock issuable upon the exercise of the Warrants have been duly authorized by the Board of Directors of the Company, and, upon exercise of the Warrants in accordance with their terms and payment of the exercise price therefor, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus filed as a part of the Registration Statement.


                                  Very truly yours,


                                  /s/ William B. Barnett
                                  ----------------------
                                  Law Offices of William B. Barnett